UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 14, 2011

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	0-2585 (Commission File Number)	62-0183370 (I.R.S. Employer Identification No.)

104 Nowlin Lane - Suite 101, Chattanooga, Tennessee (Address of principal executive offices)	37421 (zip code)

Registrant's telephone number, including area code (423) 510-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 14, 2011, The Dixie Group, Inc. (the “Company”) closed a five-year, senior, secured revolving credit facility (the “Senior Credit Facility”) evidenced by a Credit Agreement, Security Agreement, and Mortgages by and among the Company and certain of its subsidiaries, as Borrowers, certain of its subsidiaries, as Guarantor, the Lenders from time to time party thereto and Wells Fargo Bank Capital Finance, LLC, as administrative agent. The Company entered into the Senior Credit Facility in connection with the replacement of its Existing Senior Facility as described below. Additional details regarding the Senior Credit Facility are set forth in Item 2.03 of this report.

Simultaneously with entry into the Senior Credit Facility, the Company refinanced its existing mortgage loan with Wells Fargo Bank, N.A. (the Existing Mortgage Loan) and entered into a term loan agreement evidenced by a Credit Agreement, Security Agreement and First Mortgage dated September 13, 2011 by and between the Company, certain of its subsidiaries named therein, and the lenders from time to time named therein, and Wells Fargo Bank, NA as Agent (the “Mortgage Loan Agreement”). The Mortgage Loan Agreement is secured by a first priority lien on the Company's Susan Street Real Property, and matures on September 13, 2016. Additional details regarding the Term Loan Agreement are set forth in Item 2.03 of this report.

The Company entered into three interest rate hedges to fix the rates for a portion of its variable rate debt. The first hedge is for $10 million which swaps 1 month LIBOR for a fixed rate of 1.33% fixed from 10/3/2011 until 9/1/2016. The second hedge is for $5 million with an effective date of 6/1/2013 until 9/1/2016 which swaps 1 month LIBOR for a fixed rate of 1.88%. This hedge includes a right of cancellation on 9/1/2015. The third hedge is for $10 million with an effective date of 3/1/2013 until 9/1/2016 which also swaps 1 month LIBOR for a fixed rate of 2.00%. This hedge also has a cancellation right on 9/2/2014. Both the second and third hedges are designed to begin after the expiration of existing interest rate hedges.

Item 1.02     Termination of a Material Definitive Agreement.

Effective September 14, 2011, The Dixie Group, Inc. (the “Company”) terminated the Five-Year Credit Agreement dated as of November 8, 2005, as amended (the “Existing Facility”) by and among the Company, as Borrower, certain of its subsidiaries, as Guarantors, the Banks referred to therein and Bank of America, N.A., as Administrative Agent. The Existing Facility allowed the Company to borrow up to $65 million under the revolver loan, as well as a term loan which had a principal balance of $10.2 million as of the date of closing, and was originally set to mature on May 11, 2013. Effective September 14, 2011, the Company also terminated its Existing Mortgage Loan with Wells Fargo Bank, dated as of March 1, 2003. It will maintain the existing interest rate swap agreement related to the Existing Mortgage Loan. The Company will record certain charges related to the refinancing, including certain mark to market charges as a result of dedesignation of existing interest rate swaps related to the Existing Mortgage Loan.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As reported in Item 1.01 of this report, on September 14, 2011, the Company closed the Senior Credit Facility and the Term Loan Agreement.

The Senior Credit Facility provides for a maximum of $90 million of revolving credit, subject to borrowing base availability, including limited amounts of credit in the form of letters of credit and swingline loans. The borrowing base is equal to specified percentages of eligible accounts receivables, inventories and fixed assets of the Company and other borrowers under the Senior Credit Facility (excluding the Susan Street Facility), less reserves established in good faith by the Administrative Agent under the Senior Credit Facility.

The Senior Credit Facility is scheduled to mature on September 14, 2016.

The Mortgage Loan Agreement provides a Mortgage Loan of $11,062,500, secured by the Company's Susan Street Facility (and liens second to the Senior Credit Facility) and is scheduled to mature on September 13, 2016. The Mortgage Loan Agreement bears interest at a floating rate equal to one month LIBOR plus 3.00%, and is payable in equal monthly installments of principal of $61,458.33, plus interest calculated on the declining balance of the term loan, with a final payment due on September 13, 2016.

At the Company's election, revolving loans under the Senior Credit Facility bear interest at annual rates equal to either (a) LIBOR for 1, 2, or 3 month periods, as selected by the Company, plus an applicable margin of either 2.00% or 2.25%, or (b) the higher of the prime rate, the Federal Funds rate plus 0.5%, or a daily LIBOR rate, plus an applicable margin of either 1.00% or 1.50%. The applicable margin is determined based on availability under the Senior Credit Facility (with margins increasing as availability decreases). The Company also pays an unused line fee to the Lenders under the Senior Credit Facility on the average amount by which the aggregate commitments of the Lenders' exceeds utilization of the Senior Credit Facility equal to .375% per annum.

The Company can use proceeds of the Credit Facility for general corporate purposes, including financing acquisitions and refinancing other indebtedness. As of September 14, 2011, borrowings outstanding under the Senior Credit Facility were $51.0 million, and availability was $21.5 million. As long as availability is in excess of $10 million then the fixed coverage change ratio test does not apply.

All obligations of the Company and the other Borrowers under the Senior Credit Facility are secured by a security interest in accounts receivable, inventories, certain deposit and securities accounts, tax refunds and other personal property directly relating to, or arising from, and proceeds of, any of the foregoing, plus real property owned by the Company and the Borrowers.

The Senior Credit Facility includes certain affirmative and negative covenants that impose restrictions on the Company's financial and business operations, including limitations on debt, liens, investments, fundamental changes, asset dispositions, dividends and other similar restricted payments, transactions with affiliates, payments and modifications of certain existing debt, future negative pledges, and changes in the nature of the Company's business. The Company is also required to maintain a fixed charge coverage ratio of 1.1 to 1.0 during any period that the unutilized amount available under the Senior Credit Facility is less than $10 million.

The Senior Credit Facility also contains customary representations and warranties and events of default, subject to customary grace periods.

The foregoing summary of the Senior Credit Facility is qualified in its entirety by reference to the Credit Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing summary of the Term Loan Agreement is qualified in its entirety by reference to the Credit Agreement attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 8.01    Other Events

On September 14, 2011, The Dixie Group, Inc. (the “Company”) issued a press release announcing entry into the Senior Credit Facility (described above) and Mortgage Loan Agreement (described above).

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits:

10.10
Credit Agreement, dated as of September 13, 2011 by and among The Dixie Group, Inc. and certain of its Subsidiaries, as Borrowers, certain of its Subsidiaries, as Guarantor, the Lenders from time to time party thereto, Wells Fargo Bank Capital Finance LLC, as Administrative Agent, and co-lender and Bank of America and the Other parties thereto.

10.11
Security Agreement, dated as of September 13, 2011 by and among The Dixie Group, Inc. and certain of its Subsidiaries, as Borrowers, certain of its Subsidiaries, as Guarantor, the Lenders from time to time party thereto, Wells Fargo Bank Capital Finance LLC, as Administrative Agent, and co-lender and Bank of America and the Other parties thereto.

10.12
Form of Mortgages, dated as of September 13, 2011 by and among The Dixie Group, Inc. and certain of its Subsidiaries, as Borrowers, certain of its Subsidiaries, as Guarantor, the Lenders from time to time party thereto, Wells Fargo Bank Capital Finance LLC, as Administrative Agent, and co-lender and Bank of America and the Other parties thereto.

10.20	Credit Agreement, dated as of September 13, 2011, by and between The Dixie Group, Inc.

and certain of its subsidiaries named therein, and Wells Fargo Bank, N. A. as lender.

10.21	Security Agreement, dated as of September 13, 2011, by and between The Dixie Group, Inc. and certain of its subsidiaries named therein, and Wells Fargo Bank, N. A. as lender.

10.22	First Mortgage, dated as of September 13, 2011, by and between The Dixie Group, Inc. and certain of its subsidiaries named therein, and Wells Fargo Bank, N. A. as lender.

99.1	Press Release dated September 14, 2011 announcing the refinancing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2011	THE DIXIE GROUP, INC.
/s/ Jon A. Faulkner
Jon A. Faulkner
Chief Financial Officer